EXHIBIT 16.2

CardioGenics Holdings Inc.

(A Development Stage Company)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of CardioGenics Holdings Inc.

We have audited the accompanying consolidated balance sheet of CardioGenics Holdings Inc. (a development stage company) as of October 31, 2011, and the related consolidated statements of operations, changes in equity (deficiency) and cash flows for the year then ended and for the period from November 20, 1997 (date of inception) to October 31, 2011. These consolidated financial statements are the responsibility of CardioGenics Holdings Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The cumulative statements of operations, changes in equity (deficiency) and cash flows for the period from November 20, 1997 (date of inception) to October 31, 2011 include amounts for the period from November 20, 1997 (date of inception) to October 31, 2010, which were audited by other auditors whose unqualified reports, which contained an explanatory paragraph related to the Company’s ability to continue as a going concern, have been furnished to us, and our opinion, insofar as it relates to the amounts included for the period November 20, 1997 (date of inception) through October 31, 2010 is based solely on the reports of other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CardioGenics Holdings Inc. as of October 31, 2011, and the results of its operations and its cash flows for the years ended October 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the consolidated financial statements, the Company has incurred losses from operations and has experienced negative cash flows from operations since inception which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 2 to the consolidated financial statements, the 2011 consolidated financial statements have been restated to correct for misstatements.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

April 13, 2012